UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12.

AT&T Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AT&T Corp.
One AT&T Way
Bedminster, NJ 07921-0752

If you have already voted, please disregard this notice.

AT-RNAM-05 Rev.
6/05

Proxy Voting Reminder

Dear Shareholder,

Our records indicate that you may not have voted your AT&T proxy. We encourage you to vote your shares by telephone or Internet, or sign and mail the enclosed duplicate proxy card in the envelope provided.

The Board of Directors recommends a vote FOR proposals 1, 1a, 2 and 3 and AGAINST proposals 4, 5, 6, 7, 8 and 9. Please note that approval of the merger agreement among SBC, AT&T and Merger Sub (Proposal 1 on proxy card) requires the affirmative vote of the holders of at least a majority of the outstanding shares of AT&T common stock entitled to vote. The failure to submit a proxy card (or to submit a proxy by telephone or by Internet vote or to vote in person at the annual meeting) or the abstention from voting by a shareholder will have the same effect as a vote against adoption of the merger agreement. Election of directors (Proposal 2) requires a plurality of the votes cast. All of the other voting items require a majority vote of the shares that are voted.

Remember: it is important to vote your shares by telephone, Internet, proxy card, or in person at the annual meeting. We appreciate your participation in the voting process for our 2005 Annual Meeting.

Robert S. Feit
Vice President — Law and Secretary

This reminder notice is dated June 16, 2005, and is being sent to shareholders on or about June 16, 2005.